Exhibit (a)(8)

February 13, 2007

Dear Molecular Devices Corporation Stockholder:

As a former shareholder of, or a holder of CUFS in, Axon Instruments, Inc. (“Axon”), you had been previously provided with certain documents (the “Axon Exchange Documents”) in connection with the acquisition of Axon by Molecular Devices Corporation (“Molecular Devices”), which was completed on July 1, 2004 (the “Axon Acquisition”).

You are receiving this letter because you have not delivered properly executed Axon Exchange Documents to Molecular Devices’ exchange agent in connection with the Axon Acquisition, Computershare Trust Company, N.A. (as the successor in interest of Computershare, Inc.) (“Computershare”), in order to obtain shares of Molecular Devices’ common stock and cash to which you are entitled.

Pursuant to the Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), each share of Axon common stock outstanding immediately prior to the closing of the Axon Acquisition contemplated by the Reorganization Agreement was converted into and became the right to receive 0.007340 of a share of common stock of Molecular Devices and US$0.1359 in cash. Pursuant to the terms of the Reorganization Agreement, no fractional shares of Molecular Devices were issued as a result of the Axon Acquisition. In lieu of the issuance of fractional shares, each shareholder who otherwise would be entitled to a fractional share of Molecular Devices common stock would receive a cash payment. As a result of the Axon Acquisition, you no longer own shares in Axon.

Paper certificates representing shares of Molecular Devices common stock were not issued in the Axon Acquisition (with the exception of shares of Molecular Devices common stock issued to certain affiliates of Axon). Alternatively, shares of Molecular Devices common stock were registered in the name of the record holder on the stock records of Molecular Devices, and Computershare would deliver holders a Statement of Holding identifying the number of shares of Molecular Devices common stock held by such holder.

As indicated in the materials delivered together with this letter, on January 28, 2007, Molecular Devices entered into an Agreement and Plan of Merger with MDS Inc. (“MDS”) and Monument Acquisition Corp., an indirect wholly-owned subsidiary of MDS (“Purchaser”), pursuant to which Purchaser is commencing today a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of Molecular Devices at a price of $35.50 per share, net to the seller thereof in cash, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated February 13, 2007, and related materials delivered together with this letter (the “Tender Documents”).

In order to tender your shares of Molecular Devices common stock in connection with the Offer, in addition to completing the Tender Documents as instructed therein, you must also deliver a properly executed Form W-8 and Supplemental Tax Form to Computershare to first obtain shares of Molecular Devices common stock and cash to which you are entitled in connection with the Axon Acquisition. Included with this letter is an Internal Revenue Service (“IRS”) Form W-8BEN, which is a Form W-8 that may be used by certain, but not all, non-U.S., tendering stockholders. You are responsible for determining which Form W-8 is appropriate for you. To determine whether IRS Form W-8BEN is the appropriate Form W-8 for you, please visit http://www.irs.gov/ or consult your accountant or tax advisor. Non-U.S., tendering stockholders for which IRS Form W-8BEN is not the appropriate IRS Form W-8 can obtain the other IRS Forms W-8 at the Internal Revenue Service website, http://www.irs.gov/.

Please carefully read, complete and sign the Form W-8 that is appropriate for you and the Supplemental Tax Form enclosed and mail or deliver them to Computershare pursuant to the following instructions:

BY MAIL	BY OVERNIGHT DELIVERY

Computershare Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Attn: Corporate Actions 250 Royall Street Canton, MA 02021

If you have additional questions or concerns regarding your account, such as a request for transfer or sale of your shares, please contact Computershare at 877-498-8865, or 781-575-2879 if dialing internationally, or visit www.computershare.com to obtain the correct instructions and forms for the desired transactions. If the registered owner listed on the form is unable to sign a Form W-8 and/or the Supplemental Tax Form, please submit the appropriate legal documentation authorizing the heir or legal representative to sign in place of the shareholder, and have the form Medallion Guaranteed. A Medallion Guarantee is a stamp which may be obtained at an institution such as a commercial bank, a trust company, a credit union or a brokerage firm that participates in a Medallion program. A notary public seal is NOT acceptable. If you require additional information regarding the appropriate legal documentation, please contact Computershare at 877-498-8865, or 781-575-2879 if dialing internationally.

For owners who reside outside of the United States, the signature must have a Medallion Guarantee affixed to the form from either of the following:

•	an overseas branch of a U.S. Bank or member firm stock exchange; or
•	any foreign bank having a correspondent branch office in the United States.

*If a Medallion Guarantee cannot be obtained, Computershare will accept a signature guarantee by a bank or trust company that is an overseas branch of a U.S. bank or NYSE member firm or is a foreign bank having a correspondent branch office in the United States.

We urge you to deliver the Axon Exchange Documents as soon as possible.

Very truly yours,

MOLECULAR DEVICES CORPORATION

In Connection with Molecular Devices Acquisition of Axon Instruments
SUPPLEMENTAL TAX FORM
IMPORTANT: PLEASE READ AND COMPLETE STEPS 1-3 BELOW. ONCE COMPLETED PLEASE RETURN WITH YOUR COMPLETED W-8BEN FORM IN THE ENCLOSED ENVELOPE

Possible Characterization of Gain Recognized as Ordinary Dividend Income
Step 1 Please check ONE of the boxes listed below:
Immediately before the effective time of Merger did you actually or constructively own Molecular
Devices’ stock (see the reverse side of this form for the rules you must apply to determine if you constructively owned Molecular Devices’ stock)?

YES ☐ or NO ☐
(please check only one box)

If you answered yes, the cash consideration you receive from the Merger will be subject to U.S. withholding taxes unless you provide evidence to Molecular Devices and the Exchange Agent that such cash does not have the effect of the distribution of a dividend. See the section in the Registration Statement entitled “Possible Characterization of Gain Recognized as Ordinary Dividend Income” and consult your tax advisor for more information.

Step 2 Print your Account Number, found on the enclosed Form W-8BEN, below (If Known):

Molecular Devices Account Number

Step 3 Sign, date and the state capacity in which you are signing below, certifying your declaration above:

Sign Here	Signature of beneficial owner (or individual authorized to sign for beneficial owner)	Date	Capacity in which acting

Print Name

Print clearly name of beneficial owner

In case we need to reach you please provide the following, if possible:

• Telephone number

• E-Mail Address (print clearly)

Please read the reverse side of this document for additional information in determining possible characterization of Gain Recognized as Ordinary Dividend Income

*** FAILURE TO COMPLETE THIS FORM AND RETURN IT WITH *** THE ENCLOSED FORM W-8BEN, WILL RESULT IN A DELAY OF YOU RECEIVING YOUR EXCHANGE PROCEEDS AND/OR WITHHOLDING OF UNITED STATES TAX FROM YOUR EXCHANGE PROCEEDS

Rules for Determining the Constructive Owner(s) of Molecular Devices Corporation (“MDC”) Stock

1.	Constructive ownership of MDC stock held by family members.
a.	An individual is considered as owning shares of MDC owned, directly or indirectly, by or for:
i.	his spouse (other than a spouse who is legally separated from the individual under a decree of divorce or separate maintenance), and
ii.	his children, grandchildren, and parents.
b.	For this purpose, a legally adopted child of an individual is treated as a child of such individual by blood.

2.	Constructive ownership of stock held by partnerships, estates, trusts, and corporations.
a.	From partnerships and estates. MDC stock owned, directly or indirectly, by or for a partnership or estate is considered as owned proportionately by its partners or beneficiaries.
b.	From trusts. The constructive ownership rules that apply to trusts, their owners and beneficiaries are very complex. If you are a beneficiary or an owner of a trust, you should consult your tax advisor to determine if you will be treated as the constructive owner of MDC stock held by a trust.
c.	From corporations. If 50% or more in value of the stock in a corporation is owned, directly or indirectly, by or for any person, such person shall be considered as owning the MDC stock owned, directly or indirectly, by or for such corporation, in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation.

3.	Attribution to partnerships, estates, trusts, and corporations.
a.	To partnerships and estates. MDC stock owned, directly or indirectly, by or for a partner or a beneficiary of an estate shall be considered as owned by the partnership or estate.
b.	To trusts. The constructive ownership rules that apply to trusts, their owners and beneficiaries are very complex. If you are a beneficiary or an owner of a trust, you should consult your tax advisor to determine if the trust will be treated as the constructive owner of MDC stock held by you.
c.	To corporations. If 50% or more in value of the stock in a corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the MDC stock owned, directly or indirectly, by or for such person.

4.	Options. If any person has an option to acquire MDC stock, such MDC stock shall be considered owned by such person. An option to acquire such an option is considered as an option to acquire MDC stock. For the purpose of applying these option rules, an Axon option holder will not be deemed to own MDC stock or an MDC option merely because it will be granted the right at the effective time of Merger I to (i) surrender its Axon option for cash and MDC stock, or (ii) have its Axon option assumed by MDC.

5.	Operating rules.
a.	In general. Except as provided in 5.b. and 5.c. below, MDC stock constructively owned by a person by reason of the application of 1., 2., 3., and 4. above, is considered as actually owned by such person for the purpose of again applying 1., 2., 3., and 4. above.
b.	Members of family. MDC stock constructively owned by an individual by reason of the application of 1., above, shall not be considered as owned by him for purposes of again applying 1. above in order to make another the constructive owner of such MDC stock.
c.	Partnerships, estates, trusts, and corporations. MDC stock constructively owned by a partnership, estate, trust or corporation by reason of the application of 3. above, shall not be considered as owned by it for purposes of applying 2. above in order to make another the constructive owner of such MDC stock.
d.	Option rule in lieu of family rule. If MDC stock may be considered as owned by an individual under 1. or 4. above, it shall be considered as owned by him under 4. above.

Form W-8BEN (Rev. February 2006) Department of the Treasury Internal Revenue Service

Certificate of Foreign Status of Beneficial Owner

for United States Tax Withholding

➢  Section references are to the Internal Revenue Code.     ➢  See separate instructions.

➢  Give this form to the withholding agent or payer. Do not send to the IRS.

OMB No. 1545-1621

Do not use this form for: Instead, use Form:

•	A U.S. citizen or other U.S. person, including a resident alien individual W-9
•	A person claiming that income is effectively connected with the conduct of a trade or business in the United States W-8ECI
•	A foreign partnership, a foreign simple trust, or a foreign grantor trust (see instructions for exceptions)W-8ECI or W-8IMY
•

A foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession that received effectively connected income or that is claiming the applicability of section(s) 115(2), 501(c), 892, 895, or 1443(b) (see instructions) W--8ECI or W-8EXP

Note: These entities should use Form W-8BEN if they are claiming treaty benefits or are providing the form only to claim they are a foreign person exempt from backup withholding.

•	A person acting as an intermediary W-8IMY

Note: See instructions for additional exceptions.

Part I	Identification of Beneficial Owner (See instructions.)

1 Name of individual or organization that is the beneficial owner	2 Country of incorporation or organization

3	Type of beneficial owner:	☐ Individual	☐ Corporation	☐ Disregarded entity	☐ Partnership	☐ Simple trust
	☐ Grantor trust ☐ Central bank of issue	☐ Complex trust ☐ Tax-exempt organization	☐ Estate ☐ Private foundation	☐ Government	☐ International organization

4 Permanent residence address (street, apt. or suite no., or rural route). Do not use a P.O. box or in-care-of address.
City or town, state or province. Include postal code where appropriate.	Country (do not abbreviate)
5 Mailing address (if different from above)
City or town, state or province. Include postal code where appropriate.	Country (do not abbreviate)
6 U.S. taxpayer identification number, if required (see instructions) ☐ SSN or ITIN ☐ EIN	7 Foreign tax identifying number, if any (optional)
8 Reference number(s) (see instructions)

Part II	Claim of Tax Treaty Benefits (if applicable)

  9    I certify that (check all that apply):

a	☐	The beneficial owner is a resident of within the meaning of the income tax treaty between the United States and that country.
b	☐	If required, the U.S. taxpayer identification number is stated on line 6 (see instructions).
c	☐	The beneficial owner is not an individual, derives the item (or items) of income for which the treaty benefits are claimed, and, if applicable, meets the requirements of the treaty provision dealing with limitation on benefits (see instructions).
d	☐	The beneficial owner is not an individual, is claiming treaty benefits for dividends received from a foreign corporation or interest from a U.S. trade or business of a foreign corporation, and meets qualified resident status (see instructions).
e	☐	The beneficial owner is related to the person obligated to pay the income within the meaning of section 267(b) or 707(b), and will file Form 8833 if the amount subject to withholding received during a calendar year exceeds, in the aggregate, $500,000.

10    Special rates and conditions (if applicable—see instructions): The beneficial owner is claiming the provisions of Article  of the treaty identified on line 9a above to claim a  % rate of withholding on (specify type of income):   .

Explain the reasons the beneficial owner meets the terms of the treaty article:

Part III	Notional Principal Contracts

11  ☐  I have provided or will provide a statement that identifies those notional principal contracts from which the income is not effectively connected with the conduct      of a trade or business in the United States. I agree to update this statement as required.

Part IV	Certification

Under penalties of perjury, I declare that I have examined the information on this form and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that:

1 I am the beneficial owner (or am authorized to sign for the beneficial owner) of all the income to which this form relates,

2 The beneficial owner is not a U.S. person,

3 The income to which this form relates is (a) not effectively connected with the conduct of a trade or business in the United States, (b) effectively connected but is not subject to tax under an income tax treaty, or (c) the partner’s share of a partnership’s effectively connected income, and

4 For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions.

Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which I am the beneficial owner or any withholding agent that can disburse or make payments of the income of which I am the beneficial owner.

Sign Here	➢
		Signature of beneficial owner (or individual authorized to sign for beneficial owner)	Date (MM--DD-YYYY)	Capacity in which acting

For Paperwork Reduction Act Notice, see separate instructions.			Cat. No. 25047Z Form W-8BEN (Rev. 2-2006)

(recycle graphic) Printed on Recycled Paper